Exhibit 4.6.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LAKESHORE BIOPHARMA CO., LTD. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT LAKESHORE BIOPHARMA CO., LTD. TREATS AS PRIVATE OR CONFIDENTIAL.

Contract Number: LNYS-CW-2025006

Finance Lease Contract (Sale and leaseback)

Lessor: Zhonghao Financial Leasing (Tianjin) Co., Ltd.

Address: Room 202, Inspection Warehouse Office Area,
 No.6262, Awao Road, Tianjin Pilot Free Trade
 Zone (Dongjiang Free Trade Port Zone)

Unified social credit code:[***]

Legal representative: Yang Jiayu

Contact person:

Telephone:

Lessee: Liaoning Yisheng Biopharma Co., Ltd.

Address: 415 Daoyi South Street, Shenbei New
District, Shenyang City, Liaoning Province

Unified social credit code: [***]

Legal representative: Zhang Lei

Contact person: Zheng Chen

Tel: [***]

This Contract is voluntarily entered into by the Lessor and the lessee in accordance with the provisions of the Civil Code of the People’s Republic of China and relevant laws and regulations upon mutual agreement between the parties.

This Contract shall be binding upon both parties once it is signed.

Article 1 Leasing method

1.1 The method of finance lease under this Contract is sale and leaseback, that is, the lessee sells its own assets (hereinafter referred to as the “leased property”) to the lessor, and leases the leased property back for use from the lessor through this Contract, and pays the rent to the lessor in accordance with the contract. After-sales leaseback business, the lessee and the lease item, the seller (hereinafter referred to as “seller”) for the same person.

1.2 to fully understand and agree to the above way of financing lease, the lessee under this contract of lease financing issues has held consultations with the lessor, reaching agreement. As a result, the lessee shall not be “big misunderstanding” and “unfair” “fraud” “stress” for requirements changes, such as cancellation of this contract or the relevant provisions of this contract.

Article 2 Lease Property

2.1 The lease items under this Contract refer to the items mentioned in the List of Lease Items (Appendix III, same hereinafter). Signed between the lease item and the lessor and the lessee the lease item purchase contract (after-sales leaseback) (attachment 1, similarly hereinafter) the appointment of buy and sell the subject matter.

2.2 the lease item the lessor according to the requirements of the lessee and independent choice, from the lessee purchased. The lessee does not rely on the lessor’s skills to determine the leased property and the seller, and the lessor does not interfere with the lessee’s choice of the leased property and the seller.

2.3 Both parties agree that the residual value of the leased property under this Contract at the end of the lease term (hereinafter referred to as the “residual Value of the Leased Property”) shall be 5% of the purchase price of the leased property paid by the Lessor. If otherwise agreed in the Schedule of Contracts (Appendix II, the same below), such agreement shall prevail. And agreed to the amount as deal with the issues of the lease item, the salvage value under this contract.

2.4 under this contract of lease item depreciation amount since the of the day, by the lessor to pay 95% of the purchase price of the lease item as the base, adopt the method of lines, the depreciation period for the schedule of the contract, the lease term of the agreement, depreciation amount by the day. The two sides agreed to the above method as the calculated value of the lease item under this contract and the basis of depreciation and other related issues.

2.5 If the Contract is deemed invalid by the People’s Court, the leased property shall be owned by the Lessor, and the Lessee shall return the leased property to the Lessor or make payment to the Lessor in the form of discount compensation, and the Lessor shall have the priority to request the Lessee to make discount compensation for the leased property. Discount to compensate for the total amount of the lessee without paying the rent, all other payables and the sum of the lease item, the salvage value.

2.6 tenant by providing false contract, invoices, vouchers and other ways, or assets with others pretend to be their own assets all sorts of way such as fiction, the lease item, cause the contract invalid by a people’s court, the lessor shall have the right to require the lessee to compensation, compensation for a total amount of all unpaid rent and other accounts payable and the sum of all rental damages of 20% of the principal; Criminal fraud, the lessor shall have the right to the lessee shall be pursued in accordance with the law and the relevant responsible person of criminal responsibility.

Article 3 Down payment

3.1 The Lessee shall timely pay the “down payment” to the Lessor after this Contract is signed. The specific amount, payment method and payment date shall be subject to the provisions of the Contract Schedule.

Article 4 Lease date, lease term and advance performance

4.1 under this contract of the day for the contract in attachment 1 of the lease item purchase contract (after-sales leaseback) lessor pay lease item under the date of the purchase price (the lessor open/endorsement of the date of endorsement shall be specified on the drawer /, or the lessor recorded on the date of payment, t/t payment document will be subject to what is early), not on the premise of the lease item, the actual delivery. Under this contract during the lease of the of the day. The specific starting date and lease term shall be subject to the relevant provisions in the Contract Schedule.

4.2 if the lessee in requirements fulfilled end in advance, prior to the expiration of the lease term shall be one month in advance written notice to the lessor, the principal balance and pay to the lessor the lease, leasing principal balance 1% of compensation and other payables. Upon the Lessee’s performance of the aforesaid obligations, both parties may terminate the Contract in advance.

Article 5 Rent and payment of rent

5.1 The lease principal under this Contract is equal to the purchase price of the leased property paid by the Lessor.

5.2 Annual lease interest rate under this Contract = loan market quoted interest rate (LPR) published by the National Inter-Bank Lending Center applicable on the starting date of lease + basis point value (BP, in case of any inconsistency between the Contract Details in Appendix II and the Rent Payment Form in Appendix IV on the basis point value, the Rent Payment Form shall prevail). Within the lease term, the market price is lending rates (LPR) changes, lease the adjustment of the interest rate for one of the following ways (specific to the schedule of the contract, the selected mode);

(1) Fixed annual interest rate, that is, the annual lease interest rate determined on the starting date of lease shall be the constant annual lease interest rate during the lease term of this contract; The interest rate shall remain unchanged from the effective date of this Contract to the date when all the rental debts under this Contract are paid off;

(2) Floating annual interest rate, that is, if the loan market quoted interest rate (LPR) changes after the commencement of the lease, the Lessor will determine the lease annual interest rate on the lease annual interest rate adjustment date according to the loan market quoted interest rate (LPR) + basis point value (BP, subject to the provisions in the Contract Schedule) published by the National Inter-Bank Lending Center applicable on the lease annual interest rate adjustment date. The current rent of each period before and on the adjustment date of annual lease interest rate will remain unchanged, and the rent of each period will be calculated according to the adjusted annual lease interest rate from the next period. During the lease term, the annual interest rate adjustment date shall be January 1 of each year after the commencement date of the lease;

5.3 lease term for more than one year, for the national interbank funding center released a five-year loan market interest rates quotation (LPR), lease term is 1 year (including), under the applicable national interbank funding center released one-year loan market interest rates quotation (LPR), specific to the schedule of the contract, the selected varieties shall prevail.

Perform a floating interest rate 5.4 of this contract, if the lease interest rate adjust loan market quotation rates (LPR) and of the day the market price is lending rates (LPR) of the same, the interest rates unchanged, lease the lessor to the lessee will not be issued a new “pay rent table”, The lessee shall pay the relevant taxes in accordance with the lease before interest rate adjustment in the execution of the list to pay the rent to pay the rent.

5.5 If the Contract is subject to a floating annual interest rate, the lessor does not need to obtain the prior consent of the lessee if the annual interest rate is adjusted on the date of adjustment of the annual interest rate; The lessor according to the article 5.2 and 5.6 of this contract after adjusting the rent, the rent adjustment notice to the lessee and the new, the table of the rent payment the lessee shall pay the relevant taxes in accordance with the new pay table of the rent to the lessor to pay the rent. Such as calculation formula, data, and the date is wrong, the lessee need to be corrected timely notify the lessor.

5.6 according to the contract of lease of the principal, interest rates, lease periods, such as the end of the lease term lease conditions, choose a kind of method to calculate the rent for each of the following, detailed in the schedule of the contract, the selected method shall prevail;

(1) Equal annuity method:

Rent per term = lease principal ×

(2) Equal principal method:

Rent per term =+ lease interest rate × lease principal ×

[Note; n terms (e.g., term 1, n=1; term 2, n=2)]

Other methods; For details, please refer to the relevant provisions in the Contract Schedule

5.7 The number of rental terms and the date of rent payment for each term of the lease shall be subject to the relevant provisions in the Contract Schedule and the Rent Payment Schedule.

5.8 Based on the starting date of lease and the method of rent calculation, the lessor shall make a Rent Payment Form, which sets out the amount of rent and the date of rent payment for each term, and notify the lessee in time after the starting date of lease. If there is any error in the calculation formula, data, date, etc., the lessee shall timely notify the lessor to correct it.

5.9 The Lessee shall pay rent and other payments to the Lessor in accordance with the amount, time and payment method stipulated in this Contract and the Rent Payment Form. The Lessee shall be responsible for all bank charges and other ancillary charges incurred in making the payment.

5.10 The date of rent payment shall be the date on which the rent is due to be paid. The Lessee shall pay the rent in full to the account of the payee designated by the Lessor or the Lessor before the date of rent payment or on the same day (advance to the previous working day in case of holidays), otherwise the payment shall be deemed as overdue.

5.11 If the Lessee is late in paying rent and other payments due, the lessee shall pay the amount returned by the lessee in the following order; All costs and expenses incurred by the Lessee in order to induce the lessee to perform this Contract, overdue interest arising from overdue payment, payment payable as set out in Article 3.1 and 3.2 of this Contract, liquidated damages, overdue rent, lease interest and lease principal hereof.

5.12 After the Lessee pays the current rent, the lessor shall issue an invoice to the lessee for the rental interest portion of the current rent. If the lessee delays in paying the current rent, the lessor shall issue the corresponding invoice to the lessee after receiving the overdue interest and the current rent; If the lessee delays in paying more than one period of rent, the lessor shall issue the corresponding invoice to the lessee after receiving all the overdue interest and all the overdue rent.

Article 6 Purchase and delivery of the lease item

6.1 for the purpose of financing the lessee and the lessor signed the lease item purchase contract (after-sales leaseback), selling its own assets to the lessor, the lease item. When selling the leased property to the Lessor, the Lessee shall guarantee that it enjoys full ownership of the leased property sold, and has not established any creditor’s rights, security real rights or any other rights on the leased property, and has not registered any ownership or rights with any registration authority. If the lessee conceals defects in the ownership of the leased property, or the purchase contract of the leased property is confirmed to be invalid, cancelled or terminated, which results in the termination of the finance lease contract or causes any loss to the lessor, the lessee shall compensate the lessor for the corresponding loss.

6.2 before the sell of the lease item to the lessor, the lessee to the lessor provides the lease item, the original rights and interests of the lessor deems necessary credentials, including but not limited to the original purchase contract, invoice and payment vouchers, installation acceptance documents, the registration certificate, approval or permit, etc.

6.3 in addition to the lease item of the purchase price paid by the shipowner, the sale of the lease item shall pay other fees (including but not limited to the tax change registration fee) shall be borne by the lessee.

6.4 As of the date when the Lessor pays the purchase Price of the Leased Property, both parties acknowledge that the Lessor has delivered the Leased Property to the Lessee by means of possession modification. The Lessee shall not argue for any reason that it has not received the Lease Item.

Article 7 Defects in the Lease Item and the right of claim

7.1 As the Lease Item under this Contract is sold by the Lessee to the Lessor, the Lessor shall not be liable for any defects (including quality problems) of the Lease Item.

7.2 The Lessee shall not refuse to pay, delay or underpay the rent on the grounds of defects (including quality problems), repair or replacement of the Leased Property, maintenance, etc.

7.3 If the original seller of the leased property delays in delivering the leased property, installing and commissioning the leased property, or the original sales contract between the provided leased property and the originally purchased leased property (note; If the contents stipulated in the contract are inconsistent, or there are quality defects in the process of installation, commissioning, operation and quality assurance period, the lessee shall still file a claim against the original seller according to the relevant provisions of the original sales contract. Claim the cost of produce and all legal consequences shall be borne by the lessee, the lessor is not liable. Whether or not the claim is in progress and whether or not the Lessee can be compensated through the claim, the Lessee shall pay the rent and other amounts due to the Lessor on time and in full as agreed herein.

Article 8 of the lease item to possess, use, storage, maintenance, repair and replacement

8.1 The Lease Item shall be possessed and used by the Lessee, and all expenses, taxes or penalties incurred in connection with the Lease Item itself and its installation, storage, use and operation shall be borne by the Lessee.

8.2 lease use need all the relevant formalities for examination and approval shall be the responsibility of the lessee to handle and make sure the lease term effective, as a result of the lease item configuration, use such formalities for examination and approval or failure caused by the lessee cannot use the lease item, the lessor does not assume any responsibility, the lessee shall not refuse to pay under this contract for the payment.

8.3 In case of any damage or accident to the leased Property, the Lessee shall bear the corresponding consequences. The Lessee shall still pay the rent to the Lessor on time and in full and restore the leased property to a state of complete normal use.

8.4 In the event that the Leased Property is lost, stolen or seriously damaged and cannot be repaired or is forced out due to changes in national policies (including but not limited to risks covered by insurance or other uninsured risks), the Lessee shall bear the corresponding consequences. The Lessee shall notify the Lessor in writing within 3 working days from the date of occurrence of any of the aforesaid circumstances of the leased property. The Lessor shall have the right to deal with the situation in accordance with the provisions of Article 13.1 and 13.2 hereof.

8.5 The Lessee shall be responsible for the maintenance, maintenance and repair of the Lease Property and bear the corresponding expenses directly. In case of failure of the Leased Property, only the manufacturer or the maintenance service provider authorized by the manufacturer shall be allowed to repair the Leased Property. Any dispute arising from the quality assurance, maintenance, maintenance or repair of the leased property shall be settled or litigated by the lessee through negotiation with the seller, manufacturer and maintenance service provider of the leased property in accordance with the provisions of the original sales contract. Whether or not these disputes are in a negotiation or litigation, no matter how is the result of the negotiation or litigation, the tenant shall be in accordance with this contract, per capita on time full specified amount to the lessor to pay the rent and other accounts payable.

8.6 Any parts installed or replaced on the Lease Item for maintenance, maintenance or repair shall be deemed to be an integral part of the Lease Item and shall be owned by Lessor.

8.7 In case of any personal injury or property loss caused to any person (including but not limited to lessor, lessee and third party) due to the Lease Item itself and its installation, storage, use and operation, the lessee shall be liable for all compensation. If any third party claims against the Lessor, resulting in lessor’s compensation or other losses (including but not limited to the compensation paid by the Lessor, legal costs for handling the dispute, lawyer’s fees and other reasonable expenses and expenses, etc.), the Lessee shall compensate the Lessor for such compensation or losses.

8.8 of the lease item was damaged lost, damaged or is not destroyed, apply for replacement or increase of the lessee’s, subject to consent by the lessor, the lessee to replace or add the part of the lease item. The replaced or added equipment/assets will automatically become the leased property under this Contract, and the lessor will automatically acquire the ownership of the replaced or added equipment/assets. The lessee shall provide the lessor with the relevant ownership documents of the replaced or added leased property, and go through the relevant registration procedures of the leased property and the leased property insurance as agreed herein. Identification of the public and possess, use, income, maintenance and maintenance, etc.

Article 9 Publicity and protection of the ownership of the leased property

9.1 The Lessor may spray or attach a mark indicating the ownership of the lessor on a prominent position of the leased property. The Lessee shall not cover, deface, alter, move or remove such mark without authorization before fully performing the obligations agreed herein.

9.2 if the lease item need to register, the lessee should cooperate unconditionally to the lease item registration to the lessor; In order to facilitate the lessee’s management and operation of the leased property, the leased property may be registered in the lessee’s name with the written consent of the Lessor; The aforesaid registration fees shall be borne by the lessee.

9.3 If the lease item needs to be registered in the name of the lessee, the lessee shall return the ownership proof materials (including but not limited to the purchase contract, invoice, qualification certificate, insurance policy, mortgage registration certificate, registration certificate, etc.) to the lessor for preservation within 5 days after the completion of registration. If the lessee needs to temporarily borrow the above ownership certificate, it shall go through the procedures of borrowing the ownership certificate with the lessor, and the lessee shall return the ownership certificate to the lessor within 7 days.

9.4 If the leased property is registered in the lessee’s name or the leased property does not need to be registered and publicized according to law, the lessee shall, within 5 working days from the date when the leased property is registered in the lessee’s name or the lessee receives the leased property, mortgage the leased property to the lessor and complete the aforesaid mortgage registration procedures. The mortgagee shall be the lessor or the third party designated by the lessor.

9.5 the parties confirmed that even if the lease item in the lessee registration name, in the performance of this contract before completion of the ownership of the lease item belongs to the lessor, the lessee shall not be registered against the lessor rent paid to the ownership and rights; The lessee shall not use the convenience brought by the registration transfer to third parties, gifts, mortgage, pledge, the behavior of the ownership of a capital contribution or take other damage to the lessor or by the lessee to the lessor in full compensation for the resulting all losses, including but not limited to attorney fees and litigation/arbitration fees.

9.6 the lessor shall have the right to the contract and the lease item in the center of the People’s Bank of China credit reporting chattel uniform registration of the public financing system for finance lease registration or in other authorized institutions registration accordingly, in relevant registration administration department shall have the right to handle to rent for owners of rental property rights registration, Shall have the right, in accordance with the relevant legal provisions of the lessor’s title to the lease item against a third person in good faith the other required to register, the lessee should cooperate unconditionally to the registration and assume to handle the registration all the taxes and fees.

9.7 If necessary, the lessor shall have the right to affix seals to the purchase invoice and certificate of the leased property to clarify the ownership and duration.

9.8 The lessee shall not, without the written consent of the Lessor, transfer, gift, sublease, mortgage, pledge, invest in equity or dispose of the leased property in any other way.

9.9 The Lessee shall immediately (within 24 hours) notify the Lessor of any situation that may damage the ownership and other rights and interests of the Lessor.

9.10 In the event that the ownership of the Lessor is jeopardized due to a third party’s claim of rights over the leased property, property preservation or enforcement measures, the Lessee shall claim and prove that the leased property is owned by the Lessor, take corresponding measures to prevent the harm of the third party, and immediately notify the Lessor. Due to the reason of the lessee, the lessor all the expenses incurred for such damage (including but not limited to court costs, attorney fees, etc.) or loss, the lessee shall indemnify the lessor.

9.11 the lease item attached to other movable or immovable property, the lessor’s title to the lease item shall not be changed.

9.12 If the Lessee has added or replaced parts or upgraded or updated the Leased Item, the added, replaced or updated items will automatically become an integral part of the Leased Item and the ownership of the leased item shall belong to the Lessor. When Lessor displaces the Leased Property in accordance with the provisions hereof or through judicial means, the Lessee shall have no right to claim any rights in respect of the addition, replacement or renewal.

9.13 The Lessee shall periodically or at any time, as required by the Lessor, provide the Lessor with explanations of the use, damage, maintenance and other conditions of the Leased Property, so that the lessor can timely understand the actual condition of the leased property. The lessor shall have the right to check the lease item, including but not limited to, the location of the lease item check, operation and maintenance of the lessee the lease item and maintenance records, etc., the lessee shall actively cooperate with and provide all the convenience.

9.14 lessee understands and agrees for the lessor to install GPS monitoring system such as in the lease item (if applicable), to ensure that the lessor to monitor the lease item. If the lessee happen any breach under this contract (including but not limited to the lessee fails to pay the rent on time, and other payables), the lessor shall have the right to use the monitoring system of temporary limit the use of the lease item, the lessee any consequent losses shall be borne by the lessee themselves. If the lessee in a timely manner to correct the breach and obtain consent from the lessor, the lessor will remove restrictions, to restore the normal use of the lessee the lease item, continue to perform this contract.

9.15 The Lessee confirms and agrees that, in the event of the Lessee’s bankruptcy, the Leased property shall not be the Lessee’s bankruptcy property, and the Lessor shall have the right to require the Lessee to return the Leased property to the Lessor or recover the leased property by himself or on behalf of a third party.

Article 10 Insurance

10.1 If the lessee undertakes to the lessor to purchase insurance for the leased property on its own, or to entrust the lessor to purchase insurance on its behalf, the lessor or a third person designated by the lessor must be listed as the first beneficiary of the insurance on the policy. The term of insurance shall cover the whole term of the lease and extend to the date when the lessee has fulfilled its obligations under this Contract. The insurance premium shall be borne by the Lessee. If the lessee chooses to purchase insurance for the leased property by himself, the lessee shall directly pay the insurance company; If the lessor is entrusted to purchase insurance on behalf of the lessor, the insurance premium shall be paid to the lessor in advance, and the lessor shall pay to the insurance company.

10.2 If the lessee decides not to purchase insurance for the leased property, all risks arising from the failure to purchase insurance shall be borne by the lessee, and the lessee shall not refuse to pay rent to the lessor on this grounds.

10.3 If the Lessee chooses to purchase insurance for the leased property on its own, the lessee shall submit a Letter of Commitment for Purchasing Insurance from the lessor and purchase the designated type of insurance from the insurance company recognized by the Lessor within 5 working days from the date of delivery of the leased property. The lessor shall not bear any liability for the risks caused by the improper selection of the designated insurance. If the lessee considers that the designated insurance is insufficient to cover all the risks, the lessee may purchase other types of insurance other than the designated insurance according to its needs.

10.4 If the Lessee entrusts the lessor to purchase insurance on behalf of the lessor, the lessee shall submit the Confirmation of Purchase Insurance on behalf of the lessor, pay the insurance premium to the lessor in full and timely amount according to the provisions of Article 3.1 hereof, and provide the lessor with the information necessary for the purchase of insurance (including but not limited to initial invoice, product qualification certificate or motor vehicle registration certificate, etc.) in a timely manner. The lessor shall purchase the designated type of insurance on behalf of the lessor within 5 working days from the date of collecting the insurance premium and the necessary information for the insurance, and the lessee shall be obliged to prompt the purchase of insurance and follow up the progress of the insurance.

10.5 If the lessee entrusts the lessor to purchase insurance on behalf of the lessor, and the lessor fails to take out insurance or renew the insurance in time due to the adjustment of the insurance rate, the lessee delays in paying the insurance premium or fails to provide the relevant information, etc., the lessee shall bear all losses arising therefrom.

10.6 Where the lessee entrusts the lessor to purchase insurance on behalf of the lessor, the lessor shall not bear any liability for the risks caused by the improper selection of the designated insurance. If the lessee considers that the designated type of insurance is insufficient to cover all the risks, the lessee may purchase other types of insurance other than the designated type of insurance on its own as required.

10.7 If the original insurance purchased by the lessor is changed to the lessee’s self-purchased insurance, the lessee shall bear the relevant expenses and liabilities arising therefrom, and the lessee shall sign the Letter of Commitment for Self-Purchased Insurance. If the original insurance purchased by the lessee is changed to the insurance purchased by the lessor, the lessee shall sign the Confirmation of Insurance Purchased by the lessor and pay the insurance premium. The lessee shall bear the loss caused by the failure to timely handle the insurance due to the change of the insurance purchase method.

10.8 In case of an insured accident of the leased property, the lessee shall immediately report the case to the underwriting insurance company and relevant institutions, notify the lessor, timely provide the lessor with the inspection report and relevant materials, etc., and claim for compensation from the insurance company together with the lessor. Such as beginning fee charged by mistake by the lessee inspection and claim for compensation, the resulting all losses shall be borne by the lessee.

10.9 In the event of a general insurable accident occurring on the leased property, the insurance compensation may be paid by the lessee authorized by the first beneficiary. The Lessee shall use the insurance indemnity to restore the leased property to a normal condition.

10.10 if the lease item repair in the major insurance accident or total loss of accident, in accordance with article 13.1 of this contract, article 13.2 of the contract; The lessor can lease item of insurance money, damages or indemnities, etc. To seek preferred payments.

10.11 In case of any of the following situations in connection with the insurance, the lessee shall bear all the consequences;

(1) An accident within the insured scope occurs to the leased property, and the insurance company refuses to settle the claim for various reasons;

(2) the leased property has an accident that is not covered by the insurance;

(3) an accident occurs between the delivery of the leased property and the effective date of the policy;

(4) An accident occurs to the leased property between the expiration of the policy and the renewal of the policy;

10.12 The Lessee shall not interrupt or cancel the insurance for any reason, otherwise the Lessee shall be solely liable, and the Lessee shall be fully liable for any loss caused to the lessor and other parties.

Article 11 Disclaimer of Liability

11.1 The Lessor shall not be liable for any commercial loss or loss of profit incurred by the Lessee in the course of its operations, or any operating loss arising from the provision, replacement, maintenance, maintenance, repair services or insurance claims of the leased property.

11.2 The Lessee shall bear all losses and liabilities arising from traffic accidents and safety accidents in the course of the Lessee’s possession and use of the Leased Property, and the Lessor shall not bear any liability. The lessor suffered therefrom, the lessee shall fully indemnify the lessor.

11.3 both parties hereby confirm that did not rely on the skills of the lessor and the lessee sell judge selection and the lease item, the lessor did not interfere the lessee choose selling and leasing; The lessor never and parts design, conform to the specifications of the leased property, operation and status, the lease item for special purpose suitability, adequacy, or patent infringement and other matters relating to any representations or warranties, express or implied.

11.4 both parties hereby confirm; The lessor shall not be liable for any failure of the lessee to enjoy preferential policies such as tax reduction or subsidy due to the lessee’s subject qualification or failure to provide relevant materials in time.

11.5 Whether the lessee chooses to purchase insurance by itself or entrusts the lessor to purchase insurance on behalf of the lessee, if the leased property is damaged, lost, stolen, traffic accident or safety accident before the insurance is insured, or other accidents beyond the scope of claims under the insurance category occur after the insurance is insured, or the insurance company does not settle claims for various reasons, all risks and consequences arising therefrom shall be borne by the lessee. The lessor shall not be liable for any such loss.

Article 12 Representations and Undertakings

12.1 The Lessor makes the following representations and undertakings, which shall remain valid until the termination of this Contract;

(1) The Lessor is an enterprise legal person duly established and validly existing in accordance with the relevant laws and regulations of China, with the qualification and ability to sign and perform this Contract, and the Lessor’s representative to sign this Contract is duly authorized by the Company;

(2) The Lessor warrants that all documents, materials, signatures and seals provided by the Lessor are true, valid, complete, accurate and without any concealment;

(3) the lessor during the validity period of this contract, such as company name, address change and other issues should be informed in written form within 5 working days after the change of the lessee;

12.2 The Lessee shall make the following representations and undertakings, which shall remain valid until the termination of this Contract;

(1) If the signing, effectiveness or performance of this Contract requires the approval and registration of relevant authorities, the Lessee undertakes to complete the relevant approval and registration procedures;

(2) the guarantee to fulfill before completion of the contract, the lessee shall cooperate with the lessor’s rent after the check, and timely submit to the lessor according to the requirements of the lessor tenant operating conditions of related information (including but not limited to the balance sheet, income statement and statement of cash flows, etc.), the lessee to ensure to submit the data to comply with the relevant Chinese laws and regulations, The Lessee warrants that the information submitted is in compliance with relevant Chinese laws and regulations and that it truly and objectively reflects the lessee’s operating conditions;

(3) The Lessee warrants that all documents, materials, signatures and seals provided by the Lessee are true, valid, complete, accurate and without any concealment;

(4) During the term of this Contract, the Lessee shall notify the lessor in writing within 5 working days after the change of enterprise name, legal representative, legal address, etc.;

(5) During the term of this Contract, the lessee shall notify the lessor in writing 30 working days in advance of any contracted operation, joint-stock transformation, joint venture, merger, merger, joint venture, division, asset transfer, suspension of business for rectification, dissolution, application for (being applied for) bankruptcy, or other actions that may cause the change of the rights and liabilities relationship hereof or affect the rights and interests of the lessor. With the written consent of the lessor, the lessee shall fulfill the repayment responsibility;

(6) During the term of this Contract, without the written consent of the Lessor, the lessee shall not undertake debts for other enterprises, legal persons, other organizations or individuals that may affect the lessee’s ability to repay the rent hereunder, or provide external guarantees that may affect the lessee’s ability to repay the rent hereunder;

(7) The lessee warrants that it is qualified to use the leased property, that the use of the leased property does not exceed the scope permitted by its articles of association, business license and relevant qualifications, that the leased property and its setting place and project have obtained all licenses, approvals or approvals stipulated by laws and regulations and are legal and valid during the lease term, and that the leased property is used for lawful purposes. Properly keep and use the leased property during the lease term, and be responsible for the repair and maintenance of the leased property;

(8) The lessee guarantees that the source of its capital is legal and compliant, that the project where the leased property is located meets the capital ratio requirements stipulated by relevant laws and regulations, and that there is no illegal or untrue investment in the form of debt funds such as real debt of name shares, shareholder loans, loan funds, public welfare assets, reserve land, etc.;

(9) The lessee undertakes to actively cooperate with the lessor in anti-money laundering and anti-terrorist financing work, and cooperate with the lessor in identity identification, suspicious transaction report, customer identity information and transaction record preservation and other relevant work according to the regulations of the regulatory authorities at all levels;

12.3 If the leased property is forced to be eliminated due to changes in national policies, the lessor has the right to request the termination of the lease contract in advance or request the lessee to provide the leased property of equivalent value approved by the lessor.

12.4 The Lessee agrees and irrevocably authorizes the lease as follows

(1) The lessor has the right to inquire the credit information of the lessee from the basic database of financial credit information and enterprise credit information established by the state by itself or by entrusting a third party; Have the right to query to the lessee’s credit information or data and related information provided by the lessee to the lessor’s shareholders, directors, supervisors, and financial institutions provide financing services to the lessor and the lessor the retained consulting services, accounting firms, law firms and other service agencies, shall have the right on the premise of laws and regulations to allow for printing, save and use;

(2) The lessor, to the extent permitted by laws and regulations, Has the right to choose to the lessee’s basic information such as name, registered address and the financing lease activities under this contract and the performance activities in the formation of the transaction records, credit information and bad information (including not fulfil his obligations in accordance with the contract information, judgment or ruling of the people’s court, arbitration award this unit to perform its obligations, as well as the enforcement of information and the laws and regulations The state set up his bad information) of financial credit information database. At the same time, the breach by the lessee under this contract, lessor has the right to according to the default discretion of tenant’s default information publicly, and can according to debt collection, credit transfer, service outsourcing and so on need to provide the relevant information to collection agencies, asset management companies, such as the third party agencies. The lessee in the commitment, when the lessor because of business need to submit the relevant materials, require the lessee to cooperate, the lessee will cooperate unconditionally;

Article 13 Termination of the Contract

13.1 If the leased property is accidentally damaged or lost due to reasons not attributable to both parties, and a replacement cannot be repaired or determined, both the lessor and the lessee shall have the right to choose to continue to perform the Contract or terminate the Contract. But as a result of the reason of the lessee the lease item was damaged or lost, and cannot repair or to determine the substitute, the lessor shall have the right to choose to continue to perform the contract or terminate the contract, the lessee shall not be entitled to terminate this contract.

13.2 this article 13.1 of the contract happens, select remove of the contract, the lessee shall pay to the lessor rent payable, before the delivery date of termination of the contract fails to pay the rent overdue interest and other payables, at the same time also must pay to the lessor of the lease item, the compensation, Compensation = lease item purchase price - according to the article 2.4 of this contract calculations is prescribed by the contract to lift, the amount of accumulated depreciation. If the lease item was damaged or lost the insurance compensation has been obtained by the lessor to receive, the insurance can be deducted from the compensation amount.

13.3 any of the following circumstances, lessor has the right to unilaterally terminate this contract, and take back the lease item:

(1) the lessee without the written consent of the lessor to transfer the lease item, the gift, sublet, mortgage, pledge, investing in or otherwise dispose of the lease item:

(2) the lessee is not in accordance with the term of the contract and the amount of pay the rent, still did not pay within five days after receiving demand by the lessor;

(3) the provisions of the tenant in violation of article 9 of this contract, damage to the lessor of the ownership of the lease item:

(4) Other circumstances in which the lessee violates this Contract and the purpose of this contract cannot be realized;

13.4 the lessor shall, in accordance with the article 13.3 of this contract terminates the contract, the lessee shall be given to the termination of the contract within 5 days from the date of return the lease item to the lessor, the corresponding losses and pay the lessor. The corresponding method for calculation of damages for: Corresponding damages amount = all the charterer did not pay the rent + due to the date of termination of the contract without paying the rent the overdue interest + other payables, the lease item purchased price - lessor repayment of the lease item, the lease item value (among them, Lessor repayment of the lease item, the lease item, the value of = of the lease item, the purchase price - according to the article 2.4 of the contract of calculations by the accumulated depreciation amount of repayment of the lease item). During the lease term hereof, the date on which the lessor terminates the Contract shall be the date on which the lessor takes back the leased property.

After the termination of the contract, return the lease item to the lessor, the lessee shall within five days from the date of termination of the contract to stop using, return the lease item to the lessor, and agree to the following requirements:

(1) the lessee shall comply with the lessor’s instructions, unconditional out-of-pocket expenses (including the need to remove the obstacles, disassembly, packing, transportation, etc.) will return in good condition of the lease item to the place designated by the lessor;

(2) the lessee continues to use the lease item, or refused to return the lease item and the lessor or his agent shall have the right to access to the lease item storage places and retrieve the lease item, the lessee shall assist;

(3) the lessee continues to use the lease item, or refused to return the lease item, the lessor does not need to by the judicial process is the unilateral measures to prohibit the lessee used the lease item, or do not need to by the judicial process is the themselves or entrust others to retrieve the lease item;

(4) the lessor to retrieve the lease item, the lessee will fully compensate lessor in the lease item back during disassembly, packaging, transport, storage and sale and other expenses;

(5) After the lessee returns the leased property to the lessor, or after the lessor retrives the leased property by itself or entrusts others, or the lessee fails to return the leased property as agreed, the lessee shall have the right to dispose of the leased property through sales, transfer, re-lease, application for judicial authority to evaluate and auction according to law or other means, and the lessee agrees and confirms the above handling method and price of the leased property by the lessor;

After the termination of the contract, the delayed return of the lessee’s, in addition to the corresponding loss of compensation under paragraph one of this agreement, during the possession of the lease item, the continued to pay for the loss caused by the lessor. Compensation for loss of continued possession of the leased property = 20% of the daily rent calculated according to the rent standard agreed herein x the number of days of continued possession of the leased property, and the daily rent calculated according to the rent standard agreed herein = the total contract rent agreed in Appendix IV of this Contract ÷ the total number of days of the lease term. Continue to possession of the lease item, the number of days since the solstice of the lifting of this contract the actual return to lessor of the lease item, the days of the date of experience.

13.5 due to the lease item purchase contract (after-sales leaseback) be lifted, is determined to be null and void or revoked, the lessor has the right to unilaterally terminate this contract, at the same time, the lessee shall compensate lessor corresponding loss compensation for all the charterer did not pay the rent, fails to pay the rent of overdue interest, other payables and the sum of the lease item purchased price.

13.6 If the Lessor fails to obtain or loses the ownership of the Leased property due to the reasons of the Lessee, the Lessor shall have the right to terminate the Contract; At the same time, the lessee shall compensate the lessor for the corresponding losses, and the amount of compensation for losses shall be the sum of all the unpaid rent of the lessee, the overdue interest arising from the unpaid rent, other payments payable and the retention and purchase price of the leased property.

Article 14 Breach of Contract and remedies

14.1 Both parties guarantee to strictly perform all provisions hereof. If either party breaches the relevant provisions hereof, it shall bear the corresponding liability for breach of contract.

14.2 The Lessee shall pay overdue interest to the Lessor in the event that the Lessee delays in paying the rent and other payments due under this Contract. Overdue interest = Overdue payment amount X0.05% (if otherwise agreed in the Contract Schedule, such agreement shall prevail) × number of overdue days.

14.3 If the lessee breaches any of the following circumstances, it shall pay liquidated damages to the lessor:

(1) Providing false lease application materials or concealing major circumstances. Liquidated damages = lease principal ×0.5%.

(2) The lessee has not returned the relevant warrants (including but not limited to initial invoice, product qualification certificate or motor vehicle registration certificate, etc.) of the leased property borrowed from the lessor within 7 days after being urged to do so. Penalty for breach of contract = number of days for delayed return ×1000 yuan.

(3) If the lessor violates the provisions of Article 9 of this Contract and damages the ownership of the leased property, liquidated damages = lease principal ×0.1%;

(4) If the lessee fails to timely handle the lease property insurance as agreed herein, the liquidated damages = lease principal ×0.1%;

(5) If the lessee fails to cooperate with the lessor in going through the mortgage registration procedures of the leased property, penalty = lease principal ×0.1%:

(6) If the lessee fails to cooperate with the lessor in the post-lease inspection work, penalty = lease principal ×0.1%.

14.4 In the event of any of the circumstances specified in Article 13.3 hereof, the Lessor shall have the right to choose any one or more of the following remedies

(1) terminate the contract and take back the lease item, the corresponding processing according to article 13.4 of this contract:

(2) To terminate the contract, the lessee shall be required to pay the rent and overdue interest due on the date of termination of the contract, and return the lease item to the lessor. If the lessee returns the lease item to the lessor, it shall be handled in accordance with the provisions of paragraph 2 of Article 13.4 of this Contract:

(3) Require the lessee to make a lump sum payment of the rent due and overdue interest, the rent not due, the purchase price of the leased property and other payables under this Contract;

(4) Take necessary measures to control the use and disposal of the leased property (including but not limited to using the monitoring system to limit the use of the leased property, etc.), and all losses caused thereby shall be borne by the Lessee.

14.5 lessee breach of contract, the lessee shall also compensate for the lessor shall be investigated by the lessee to liability for breach of contract and all the other expenses (including but not limited to legal fees, notary fees, lawyer fees paid for the lessor, the lessor to recover and disposal the full cost of the lease item, etc.).

Article 15 after the expiry of the lease term of the lease item

15.1 of the lease item, the transfer and registration of change of related fees (if any) shall be borne by the lessee. The ownership of the leased property is transferred as is, and the lessor is not under any obligation to maintain, renovate, restore, etc.

In 15.2 the lessee pays the rent and other accounts payable, or there are other default, but before the expiration of the lease term to pay the overdue interest thereof, default fine, all the rent and other accounts payable or rectify the default behavior, may apply to the retention of the lease item, the lessee, the lessor agrees to the lessee to not greater than 5% of the lease item, the salvage value of the price to keep purchasing the lease item.

15.3 the lessee will pay the rent and other accounts payable, or there are other significant default, and before the expiration of the lease term failed to pay for the overdue interest thereof, default fine, all the rent and other accounts payable, the lessor in accordance with article 13.3 and article 13.4 of this contract, article 14.4 of agreement need legal responsibility shall be investigated for the lessee, Lease keep 5% of the purchase price to the lease item, the salvage value.

15.4 to lease term expires, the lessee failed to pay the overdue interest thereof, default fine, all the rent and all other payables, may exercise the rights of purchasing the lease item, lease term expires, the ownership of the lease item belongs to the lessor, the lessee shall stop using within 5 days after expiration of the lease, return the lease item to the lessor, And I agree to the second paragraph of article 13.4 of this contract in accordance with the contract way of treatment.

In case of delay in returning the lease item, the lessee shall compensate the lessor for the loss caused to the lessor during the period of continued possession of the lease item. = the losses continue to possession of the lease item, the compensation contract of rental standard calculations, 10% of x continues to possession of the lease item, the number of days, the above this rental criteria stipulated in the contract calculated daily rent = this contract annex 4 contract agreed by the total rental present lease term total number of days, Continue to possession of the lease item, the number of days since the day after the expiration of the lease term to the contract of the real return to the lessor of the lease item, the number of days.

15.5 whether or not the lessee has the right to according to this contract agreement at the expiration of the lease to ownership of the lease item, the lease term and all lease before the liquidation, the lessee shall not lease equipment all or all future identity just signed the lease item any file or issue any commitment or for any other disciplinary actions. In front of the lease term or lease debt-service completely in case the lessee enters into bankruptcy, the lease item is not part of its bankruptcy assets.

Article 16 Force majeure

16.1 of this contract, the term “force majeure means any objective circumstance which is unforeseeable, unavoidable and insurmountable, including but not limited to, war, labor disputes, strikes, earthquakes, landslides, mud-rock flow, mining, fire, flood, demonstrations, riots, government restrictions, such as major infectious disease outbreaks.

16.2 during the period of the lease, for any loss caused by the force majeure event to the lessee, the lessor shall not be held responsible, the lessee shall not refuse to pay or delayed in paying the rent for the.

Transfer of lessor’s rights

17.1 in guaranteeing the lessee right under this contract and shall not affect the lessee under the condition of use of the leased property, the lessor may without notice the lessee or without the consent of the lessee under this contract all or part of rights or to factoring, transfer, lease financing, joint (us) lease, mortgage, mortgage, etc., The lessee shall cooperate with the lessor exercising the rights mentioned above.

Article 18 Guarantee

18.1 In order to ensure the performance of this Contract, the Lessor shall have the right to require the Lessee or a third party provided by the Lessee to provide security for all debts of the Lessee under this Contract.

18.2 if the lessee the creditworthiness of falling, the fall in the value of the collateral or other circumstances that may seriously affect the lessor the realization of obligee’s rights, the lessor has the right to require the lessee to provide other guarantees, as complement or substitute for the aforesaid.

Article 19 Title, Governing Law and Dispute Resolution

19.1 this contract contains the title just for the sake of convenient prose, does not impact on any terms of meaning or semantics. This Contract shall be governed by the laws of the People’s Republic of China (for the purpose of this Contract, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region).

19.2 In case of any dispute arising from this Contract, if no agreement can be reached through negotiation, either party may file a lawsuit with the people’s court having jurisdiction in the place where this Contract is signed.

Article 20 Appendix to the Contract

20.1 This Contract and its annexes constitute a complete contract. The Contract has the following annexes:

Purchase Contract of Leased Property (Sale and Leaseback) (Appendix I);

The schedule of the contract (attachment 2);

List of Leased Property (Annex III);

Rent Payment Form (Appendix IV);

Other documents signed by both parties clearly marked as attachments to this Contract.

Article 21 Amendment and Supplementary Agreement to the Contract

21.1 If it is necessary to amend some terms hereof, both parties shall sign a written supplementary agreement for such amendment.

21.2 this contract matters not, after negotiation and mutually agreed by both parties to sign a written supplement agreement separately.

Article 22 Effectiveness of this Contract

22.1 This Contract (including attachments) shall come into force upon being signed or sealed by both parties.

22.2 This Contract is made in quadrupled. the lessor has two copies and the lessee has two copies. If either party needs to increase the number of copies, it may make duplicates with the consent of both parties, and each copy has the same legal effect.

Article 23 Address of Service and legal consequences

23.1 The lessor and the lessee jointly confirm that their valid address for service is the mailing address specified on the first page of this Contract.

23.2 The Lessor and the Lessee jointly confirm that the scope of service of the above address shall include the service of notices, agreements and other documents of both parties in case of non-litigation and relevant documents and legal documents in case of disputes over the Contract, as well as the first instance, second instance, retrial and execution procedures after the dispute has entered into arbitration and civil litigation procedures.

23.3 The lessor and the lessee shall perform the obligation of notice when the address of service needs to be changed, and shall notify the other party in writing within 5 working days after the change: in the case of change of address of the parties in arbitration and civil proceedings, the lessor and the lessee shall perform the obligation of notice of change of address of service to the arbitration institution and the court: The lessor or the lessee not according to the way to perform the duty of notice both parties confirm the delivery address is still as a valid address of service, for the parties to provide or confirm the address of service of inaccurate, failed to timely inform the other party in accordance with the program after delivery address change and the court, the parties or designated recipient refused to sign for it, lead to actual receive legal documents has not been a party, By mail, in order to document returned as from the date of delivery date; In case of direct service, the date on which the addressee notes the situation on the receipt of service on the spot shall be deemed as the date of service: if the obligation of notifying the change of address of service is fulfilled, the changed address of service shall be regarded as the effective address of service. For the above delivery address clearly in the contract agreed by the parties, the court during delivery can be directly by mail, even if the parties failed to receive the court documents by mail, due to its in the contract, and shall be deemed to be served.

23.4 disputes in the process of arbitration, civil litigation, such as the investigations and direct delivery address confirmation, submitted to the arbitration agency, court should confirm the address and confirm the delivery address before litigation is not consistent, can be submitted to arbitration, the court address of service of confirmation (the delivery address for the above agreed delivery mode and the legal consequences).

Article 24 Special Prompt

When signing this contract, lessor has the all terms and conditions of this contract (especially in bold letters terms) to the lessee for detailed instructions and both sides all terms are no claim to this contract and the rights and obligations of both sides and disclaimer have accurate understanding of the relevant law.

The lessor (stamp) : the lessee (seal) :

The legal representative (signature) : the legal representative (signature) :

Or authorized representative (signature) : or authorized representative (signature) :

The contract signing date: (date) (month) (year)

The contract is signed location: Beijing chaoyang district

Attachment 1: the contract for financial leasing (after-sales leaseback) number: LNYS - the CW - 2025006

The lease item, the purchase contract (after-sales leaseback)

The buyer (party a) : Zhonghao Financial Leasing (Tianjin) Co., Ltd.

The seller (party b) : Liaoning Yisheng Biopharma Co., Ltd.

In view of both parties signed the number of the financing lease contract (after-sales leaseback), party b will be its own assets (see the “finance lease contract (after-sales leaseback) annex 3 of the lease item listing, hereinafter referred to as” lease “) to sell to party a, as the “contract for financial leasing (after-sales leaseback) under the lease item. By consensus, both party a and party b agree to conclude the following contract, to abide by.

Article 1 according to the lease item, the fixed number of year of the initial purchase, book value and state of the lease item and comprehensive factors, both parties agreed to the lease item of the purchase price for a RMB 80000000.00 (capital: ten thousand thousand yuan). In 5 working days from the date of the following conditions, through bank telegraphic transfer by party a pay party b RMB 80000000.00, pay to party b by bank acceptance 0.00 yuan. But b payment behavior is not as approved by party a to party b any default behavior, also does not affect party a in accordance with the contract for financial leasing (after-sales leaseback) of this contract claim to party b or any rights and obligations.

(1)The “finance lease contract (after-sale lease back) and the contract has been signed and take effect;

(2) Party b to party a to submit original rights vouchers for inspection to the lease item, including but not limited to the original purchase contract, invoice and payment vouchers, installation acceptance documents, the registration certificate, approval or permit;

(3) Party b has to cooperate with party a to deal with the completion of the contract for financial leasing (after-sales leaseback) of the relevant clause 9.6 below registration;

(4) Other materials required by Party A.

Article 2 party b ensure the has full ownership of the lease item under this contract, and there is no third party shall enjoy the right of priority, mortgage, pledge and other collateral rights, also do not have the ownership dispute or other disputes, there is no judicial organs have been defects of title to the seizure, detainment or other effects. If the sale of the leased property is subject to the approval of relevant departments, Party B shall be responsible for handling the approval procedures. Because of the loss caused by party b violates the above obligations to party a, party b is responsible for the compensation and be liable for breach of contract.

Article 3 the party a to pay on the date of the lease item, the transfer price, party a is to obtain the ownership of the lease item. If party a to pay the lease item, the transfer price, temporarily found party b has not obtained the ownership of the lease item, will obtain the ownership of the lease item, but the fact is actually obtains the ownership of the lease item to party b immediately when the ownership of the transferred to party a.

Article 4 the According to the “contract for financial leasing (after-sale lease back) of the agreement, party a and party b not to carry out the actual delivery of the lease item, party b continues to possess and use the lease item.

Article 5 a party to the lease item, the quality defects, such as does not undertake any responsibility. Problems where the responsibility lies with the original seller of the lease item, the claims by the party b the original seller based on the cost of the foreign claims and results, shall be borne by party b themselves and enjoy, the conformity or the lease item cannot be during normal use, party b shall not refuse to pay or delayed in paying the rent.

Article 6 this contract if there is any dispute, should be along with the “finance lease contract (after-sales leaseback) handled and resolved, do not talk things over, submitted to the” finance lease contract (after-sales leaseback) agreement jurisdiction of the court.

第VII条 This contract is for the “finance lease contract (after-sales leaseback) shall form an integral part of.

第VIII条 This contract by both parties shall become effective upon the signature or stamp.

Article 9 of this contract in quadruplicate, party a and party b each hold two copies, one to increase the number, can be agreed by both sides make copies, each copy has the same legal effect.

The lessor (stamp) : the lessee (seal) :

The legal representative (signature) : the legal representative (signature) :

Or Authorized representative (signature) : or Authorized representative (signature) :

This contract signing date: (date) (month) (year)

Annex ii: financial leasing contract (after-sales leaseback) number: LNYS - the CW - 2025006

Schedule of the contract

The monetary unit: RMB

Name of the lessee	Liaoning Yisheng Biopharma Co., Ltd.			The lease item, the purchase price	Selections 80000000.00
Down payment	Rental deposit	Notarial fees	Insurance premium	Deposit insurance
	¥0.00	¥0.00	¥0.00	¥0.00
	The initial payment amount:	¥0.00	In capital: zero yuan
Lease elements	The lease period (years)	The lease period according	Date of commencement	Lease end date	Rent calculation method
	1	1	April 01, 2025	On March 31, 2026	Standard of
	LPR variety	Interest rate	Interest rate adjustment method	The lease of the principal	Residual value of the leased property
	One year	5%	Fixed interest rate	Selections 80000000.00	Selections 4000000.00
	The rent payment	Principal and interest shall be repaid once due
	Note: (1) of the rent to the lessor in each issue of rent payment table shall prevail;
Leasing interest rate adjustment

(1) If the fixed annual interest rate is implemented, the annual lease interest rate shall remain unchanged during the lease term and before the repayment of all rental debts under this Contract is completed;

(2) When the floating annual interest rate is implemented, the lease interest rate under this Contract shall be adjusted once on January 1 of each year, and the first adjustment date shall be January 1 of the next year following the lease date hereof;

The information of the lessor’s collection account is as follows: (any change shall be subject to the written notice of the lessor)
Where it is		Account name		Account number
Societe generale Beijing Bai Zhifang branches		Zhonghao Financial Leasing (Tianjin) Co., Ltd.		[***]

1. The lessee agrees to pay all the content of “initial payment” column, and promised in the contract for financial leasing (after-sales leaseback) signed within 5 days from the date of full specified amount paid to the lessor.

2. The Lessee agrees to all the conditions in the column of “Lease Elements” and agrees to pay the rent in full and on time according to the “Rent Payment Form” (Appendix IV) made in accordance with such conditions. Overdue payments, the lessee should be overdue amount for base, according to daily five over ten thousand of the standard to the lessor pay overdue interest.

3. If the lessee choose insurance act as purchasing agency, insurance premium according to the actual purchase insurance premium collection, unearned premium part after confirmed by the both sides would be more rent, skimpy share by the lessee to complement in time.

4, the two sides of the content and agree to the above-mentioned agreement, signed between two parties agreed to this table as the number of the financing lease contract (after-sales leaseback) effective attachment.

The lessor (stamp) : the lessee (seal) :

Attachment 3: the financing lease contract (after-sales leaseback) number: LNYS - the CW - 2025006

The lease item, the listing

Confirmed by the lessor and the lessee is consistent, the number of the financing lease contract (after-sales leaseback) under the lease item details are as follows:

[***]

Lessor (seal) : Lessee (seal) :

Attachment IV: Finance Lease Contract (Sale and Leaseback) No. : LNYS-CW-2025006

Lease payment form

Lessee: Liaoning Yisheng Biopharma Co., Ltd.

Model and quantity of leased items: (see Appendix III List of Leased Items for details)	Residual value of leased property: 4,000,000.00

Purchase price of leased items: 80,000,000.00	Lease principal: 80,000,000.00

Lease term: 2025-4-01 to 2026-3-31

Rent calculation method: Equal principal amount	Annual lease interest rate: 5%

Payment method: principal plus interest shall be paid in one lump sum at the end of the period	Number of lease terms: 1

Currency unit: RMB Yuan

Period	Rent payment date (DD/mm/YYyy)	Amount of rent	Interest rate	Interest	Principal	Lease principal balance
1	March 31, 2026	84,000,000.00	5%	4,000,000.00	80,000,000.00	0.00

Notes:

1. The rental collection account information of the lessor is as follows: (if there is any change, it shall be subject to the other written notice of the lessor)

Bank name: Industrial Bank Beijing Baizhufang Sub-branch

Account Name: Zhonghao Financial Leasing (Tianjin) Co., Ltd.

Account number: [***]

Lessor (seal) : Lessee (seal) :